Exhibit 10.18

INVESTMENT AGREEMENT

BY AND AMONG

CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

TRUE WISE INVESTMENTS LIMITED

HAPPY INDIAN OCEAN LIMITED

AND

ARCTIC SPRING LIMITED

DATED AS OF JUNE 24, 2008

8.11	Interpretation	18
8.12	Entire Agreement	18
8.13	Governing Law	19
8.14	Dispute Resolution	19

SCHEDULE A – Investee Warranties

SCHEDULE B – Investor Warranties

SCHEDULE C – Sellers’ Bank Accounts

SCHEDULE 2.3(a)(iii) – Investor’s Closing Certificate

SCHEDULE 2.3(b)(vi) – Investees’ Closing Certificate

EXHIBIT A – Disclosure Schedule

EXHIBIT B – Form of Memorandum and Articles of Association

EXHIBIT C – Form of Investor Rights Agreement

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is made as of June 24, 2008, by and among:

A	China Mass Media International Advertising Corp., an exempted company established and existing under the laws of the Cayman Islands (the “Company”);

B	Happy Indian Ocean Limited, an exempted company established and existing under the laws of the Cayman Islands (“Happy Indian”);

C	Arctic Spring Limited, an exempted company established and existing under the laws of the Cayman Islands (“Arctic Spring”; each of Happy Indian and Arctic Spring, a “Seller” and collectively, the “Sellers”); and

D	True Wise Investments Limited, a limited liability company established and existing under the laws of the British Virgin Islands (the “Investor”).

The foregoing shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WITNESSETH

WHEREAS, Mass Media & Universal International Advertising Co., Ltd., a foreign-invested enterprise established and existing under the laws of the PRC (the “FIE”), engages in the business of providing integrated television advertising services, including advertising agency services, special events services to China Central Television, and advertisement production and sponsorship services (such business engaged in by the FIE, the “Business”);

WHEREAS, Universal International Advertising Limited, a limited liability company incorporated under the laws of the British Virgin Islands (“UIAL”), owns 100% of the equity interest of the FIE, and the Company owns 100% of the equity interest of UIAL;

WHEREAS, Happy Indian is the legal and beneficial owner of (i) 70,080 Series A Preferred Shares, representing 14.016% of the issued capital of the Company and (ii) 329,920 Ordinary Shares, representing 65.984% of the issued capital of the Company;

WHEREAS, Arctic Spring is the legal and beneficial owner of (i) 17,520 Series A Preferred Shares, representing 3.504% of the issued capital of the Company and (ii) 82,480 Ordinary Shares, representing 16.496% of the issued capital of the Company;

WHEREAS, the Investor desires to purchase from Happy Indian, and Happy Indian desires to sell to the Investor, 11,680 Series A Preferred Shares (the “Happy Indian Sale Shares”), ,pursuant to the terms of this Agreement; and

WHEREAS, the Investor desires to purchase from Arctic Spring, and Arctic Spring desires to sell to the Investor, 2,920 Series A Preferred Shares (the “Arctic Spring Sale Shares”; together with the Happy Indian Sale Shares, the “Sale Shares”), pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the Parties hereto agree as follows:

1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Purchase Price” means the Happy Indian Purchase Price together with the Arctic Spring Purchase Price.

“Arctic Spring” has the meaning set forth in the Preamble.

“Arctic Spring Purchase Price” has the meaning set forth in Section 2.1.

“Arctic Spring Sale Shares” has the meaning set forth in the Recitals.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day (other than Saturday or Sunday) when banks are open for business in each of the United States of America, Hong Kong and the PRC.

“Centre” has the meaning set forth in Section 8.14(b).

“Claim” has the meaning set forth in Section 7.4(b).

“Claim Notice” has the meaning set forth in Section 7.4(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date of the Closing.

“Company” has the meaning set forth in the Preamble.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Contract” means, with respect to any specified Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which the specified Person is a party or by which it or any of its properties or assets may be bound or affected.

“Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when any Person holds a majority of the outstanding voting securities of such Person.

“Disclosing Party” has the meaning set forth in Section 6.4.

“Disclosure Schedule” means the all of the Schedules attached hereto as Exhibit A that qualify the Investee Warranties.

“Draft F-1 Registration Statement” means the Company’s draft F-1 registration statement under the Securities Act as submitted to the SEC on June 3, 2008.

“Equity Security” means, with respect to any specified Person, any shares of any class of capital stock or any other ownership or equity interest in registered capital of such specified Person, however described and whether voting or non-voting.

“Financial Statements” has the meaning set forth in Section 10 of Schedule A.

“Financing Terms” has the meaning set forth in Section 6.1.

“Founder” means Mr. Shengcheng Wang, a Canadian citizen, whose passport number is BA341072.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission, any stock exchange or any court, tribunal, judicial or arbitral body, including any governmental authority in the PRC (or any political subdivision thereof such as the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange and tax bureau), in each case, having jurisdiction over a Party hereto or a Person contemplated hereby.

“Group Companies” means the Company, UIAL and the FIE.

“Happy Indian” has the meaning set forth in the Preamble.

“Happy Indian Purchase Price” has the meaning set forth in Section 2.1.

“Happy Indian Sale Shares” has the meaning set forth in the Recitals.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” as applied to any Person, means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument; (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in accordance with US GAAP; (d) notes payable and drafts accepted representing extensions of credit; (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.

“Indemnifiable Losses” has the meaning set forth in Section 7.2(c).

“Indemnifying Party” means an Investor pursuant to Section 7.2(b) or an Investee pursuant to Section 7.2(a), as the case may be.

“Indemnitee” means an Investor Indemnitee or an Investee Indemnitee, as the case may be.

“Intellectual Property” has the meaning set forth in Section 14(a) of Schedule A.

“Intellectual Property Licenses” has the meaning set forth in Section 14(b) of Schedule A.

“Interim Financial Statements” has the meaning set forth in Section 10 of Schedule A.

“Investee Indemnitee” has the meaning set forth in Section 7.2(b).

“Investees” means the Company and the Sellers.

“Investees’ Knowledge” (or similar phrases or expressions) means the actual (but not constructive or imputed) knowledge of the Investees as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and includes the actual (but not constructive or imputed) knowledge of the Founder as of the date hereof.

“Investee Warranties” has the meaning set forth in Section 3.1.

“Investment Documents” means (a) this Agreement; (b) the Investor Rights Agreement; and (c) the Memorandum and Articles.

“Investor” has the meaning set forth in the Preamble.

“Investor Indemnitee” has the meaning set forth in Section 7.2(a).

“Investor Rights Agreement” means the Investor Rights Agreement, to be entered into by and among the Company, the Investor, the Sellers and others on the Closing Date in the form attached hereto as Exhibit C.

“Investor Warranties” has the meaning set forth in Section 4.1.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances, mandatory guidelines, circulars, orders or implemented policies of any Governmental Authority; and (b) Governmental Approvals.

“Leases” means the real property leases, subleases, licenses and occupancy agreements listed in Section 12 of the Disclosure Schedule.

“Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, security interest, option, right of first offer, negotiation or refusal, proxy, lien, charge, adverse claim or other restrictions (including, but not limited to, restrictions on transfer), encumbrances or limitations of any nature whatsoever, including, but not limited to, such Liens as may arise under any Contract.

“Major Contracts” has the meaning set forth in Section 13(b) of Schedule A.

“Material Adverse Effect” means any: (a) event, occurrence, fact, condition, change, development or effect that is materially adverse to the consolidated results of operations or the consolidated financial condition of the Group Companies, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (i) events, circumstances or changes, including legal and regulatory changes, that generally affect the industries in which the Group Companies operate; (ii) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally; (iii) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, the Investment Documents, including (A) any actions of competitors; (B) any actions taken by or losses of employees; or (C) any delays or cancellations of orders for products or services; (iv) any reduction in the price of services or products offered by any Group Company in response to the reduction in price of comparable services or products offered by a competitor; (v) any circumstance, change or effect that results from any action taken pursuant to or in accordance with the Investment Documents or at the request of the Investor; and (vi) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit B.

“Notice” has the meaning set forth in Section 7.4(a).

“Ordinary Course of Business” means, with respect to the Business or operations of any of the Group Companies, the ordinary and usual course consistent with its past practices.

“Ordinary Shares” means the ordinary shares, par value US$0.001 per share, in the capital of the Company.

“Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of any Investee or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the assets of the Group Companies; (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Liens and similar matters of record set forth in any state, local or municipal franchise of the Group Companies which do not materially interfere with the present use of the assets of the Group Companies; and (e) all other Liens that would not have a Material Adverse Effect.

“Person” means any individual, Governmental Authority, corporation, partnership, joint venture, limited partnership, proprietorship, association, limited liability company, firm, trust, estate, unincorporated organization or other enterprise or entity.

“PRC” means the People’s Republic of China, but, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Related Party” means, in respect of a Group Company, any of its Affiliates, Shareholders, directors or officers, or any Person Controlled by the Founder.

“Representatives” means, with respect to each Party, such Party’s officers, directors, employees, counsel, investment bankers, consultants, accountants and other authorized representatives.

“Sale Shares” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Sellers” has the meaning set forth in the Preamble.

“Series A Preferred Shares” means the Series A convertible redeemable preferred shares, par value US$0.001 per share, in the capital of the Company, with the rights and privileges attached to such shares as set forth in the Memorandum and Articles and the Investor Rights Agreement.

“Shareholder” means, with respect to any specified Person, a holder of the capital stock or share capital of such specified Person.

“Share Option Scheme” means, with respect to any specified Person, any share option, share appreciation, share purchase, phantom share or other equity-based plan, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee, officer, director or consultant or former employee, officer, director or consultant of that specified Person or an Affiliate thereof or the beneficiaries or dependents of any such employee or former employee, officer, director or consultant.

“Shares” means any Ordinary Shares or Series A Preferred Shares.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty (50%) of the issued and outstanding share capital, voting interests or registered capital.

“Tax” means any income, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, levy, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest, surcharges and penalties thereon and additions thereto).

“Tax Return” means any return, report declaration, filing form, claim for refund or information return or statement relating to Tax, including any schedule or attachment thereto and any amendment thereof.

“UNCITRAL Arbitration Rules” means the arbitration rules of United Nations Commission on International Trade Law.

2 Purchase and Sale.

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Parties agree that at the Closing, (a) Happy Indian shall sell to the Investor, and the Investor shall purchase from Happy Indian, the Happy Indian Sale Shares at an aggregate price of US$8,000,000 (the “Happy Indian Purchase Price”); and (b) Arctic Spring shall sell to the Investor, and the Investor shall purchase from Arctic Spring, the Arctic Spring Sale Shares at an aggregate price of US$2,000,000 (the “Arctic Spring Purchase Price”).

2.2 Closing. The closing of the transactions set forth in Section 2.1 (the “Closing”) shall take place at 10:00 a.m., Hong Kong time at the offices of Shearman & Sterling LLP, 12/F Gloucester Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong (or at such other time or at such other place as may be mutually agreed by the Parties) on the date hereof. The Parties agree that all transactions at the Closing shall be deemed to occur simultaneously and none of them shall be required or deemed to have occurred until the completion of the Closing.

2.3 Closing Deliveries.

(a) Subject to Section 2.3(e), at the Closing, the Investor shall deliver, or cause to be delivered, to the Sellers, the following:

(i) the Aggregate Purchase Price by wire transfer of immediately available funds to the bank account(s) of the Sellers set forth in Schedule C;

(ii) a duly executed counterpart of the Investor Rights Agreement executed by the Investor; and

(iii) a certificate of the Investor certifying (A) the Investor’s authorization of the execution and delivery of the Investment Documents and the consummation of the transactions contemplated hereby and thereby, and (B) as to such other matters set forth therein, in the form attached as Schedule 2.3(a)(iii) hereto.

(b) Subject to Section 2.3(d), at the Closing, the Sellers shall deliver, or cause to be delivered, to the Investor the following:

(i) the original share certificates representing all of the Sale Shares, accompanied by instruments of transfer pertaining to the Sale Shares, duly signed by each of the Sellers;

(ii) copies of the written resolutions of the Board of Directors and Shareholders of the Company (A) approving the entering into of this Agreement and the Investor Rights Agreement and the transactions contemplated hereby and thereby; (B) adopting the Memorandum and Articles; and (C) approving the transfer of the Sale Shares to the Investor;

(iii) copies of the written resolutions of the boards of directors of the Sellers approving the transfer of the Sale Shares to the Investor;

(iv) a certified copy of the Memorandum and Articles;

(v) a duly executed counterpart of the Investor Rights Agreement executed by the Company, the Sellers and the Founder;

(vi) a certificate of the Sellers certifying (A) their authorization of the execution and delivery of the Investment Documents and the consummation of the transactions contemplated hereby and thereby, and (B) as to such other matters set forth therein, in the form attached as Schedule 2.3(b)(vi) hereto;

(vii) a certified copy of a certificate of good standing of the Company issued by the Registry of Companies of the Cayman Islands;

(viii) a certified copy of a certificate of incumbency of UIAL issued by its registered agent;

(ix) a legal opinion in an agreed form, dated as of the Closing Date, issued by Maples and Calder, the Company’s Cayman Islands counsel, so far as the laws of the Cayman Islands are concerned, in respect of the following: (A) due incorporation an good standing of the Company; (B) the authority and power of the Company to enter into and perform its obligations under this Agreement and the Investor Rights Agreement; (C) the validity and enforceability of this Agreement and the Investor Rights Agreement as against the Company; (D) the effectiveness of the Memorandum and Articles; and (E) due and valid issuance of the Sale Shares;

(x) a legal opinion in an agreed form, dated as of the Closing Date, issued by Shearman & Sterling LLP, the Company’s U.S. counsel; and

(xi) a legal opinion in an agreed form, dated as of the Closing Date, issued by Commerce & Finance Law Offices, the Company’s PRC counsel, so far as the laws of the PRC are concerned, in respect of, among other things: (A) due incorporation of the FIE; and (B) compliance with applicable laws.

(c) As promptly as practicable after the Closing, the Sellers shall deliver, or cause to be delivered, to the Investor a copy of the register of members of the Company, as certified by the registered agent of the Company and updated to reflect the transfer of the Sale Shares to the Investor.

(d) If the Investor fails or is unable to perform any of its obligations required to be performed by it under Section 2.3(a) on the Closing Date, the Sellers shall not be obliged to complete the sale of any of the Sale Shares and may, in their absolute discretion, by written notice to the Investor elect to defer the closing of the sale of the Sale Shares by not more than twenty (20) days to such other date as they may specify in such notice, in which event the provisions of this Section 2.3(d) shall apply, mutatis mutandis, if the Investor fails or is unable to perform any such obligations on such other date.

(e) If the Sellers fail or are unable to perform any of their obligations required to be performed by them under Section 2.3(b) on the Closing Date, the Investor shall not be obligated to complete the purchase of any of the Sale Shares and may, in its absolute discretion, by written notice to the Sellers, elect to defer the closing of the purchase of the Sale Shares by not more than twenty (20) days to such other date as it may specify in such notice, in which event the provisions of this Section 2.3(e) shall apply, mutatis mutandis, if the Sellers fail or are unable to perform any such obligations on such other date.

3 Representations and Warranties of the Investees.

3.1 Representations and Warranties of the Investees. The Investees hereby, jointly and severally, represent and warrant to the Investor that, except as disclosed in the Disclosure Schedule, as of the date hereof, each of the statements set forth in Schedule A attached to this Agreement (a) that are not qualified as to “materiality” is true and correct in all material respects and (b) that are qualified as to “materiality” is true and correct (the “Investee Warranties”).

3.2 Effect of Closing. The Investee Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at the Closing shall not be limited, waived, extinguished or otherwise affected by the Closing, or by any other event or matter whatsoever, except by a specific written waiver or release by the Investor. No event or matter arising after the Closing Date shall qualify or operate as disclosure against the Investee Warranties.

4 Representations and Warranties of the Investor.

4.1 Representations and Warranties of the Investor. The Investor hereby represents and warrants to each of the Investees that, as of the date hereof, each of the statements set forth in Schedule B attached to this Agreement (a) that are not qualified as to “materiality” is true and correct in all material respects and (b) that are qualified as to “materiality” is true and correct (the “Investor Warranties”).

4.2 Independent Investigation. The Investor has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was performed by the Investor and its Affiliates and Representatives. The Investor acknowledges that it and its Affiliates and Representatives have been provided sufficient access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, the Investor acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Investees or their respective Representatives (except the specific representations and warranties of the Investees set forth in Section 3 and Schedule A attached thereto).

4.3 Effect of Closing. The Investor Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at the Closing shall not be limited, waived, extinguished or otherwise affected by the Closing, or by any other event or matter whatsoever, except by a specific written waiver or release by the Company or the Sellers, as the case may be. No event or matter arising after the Closing Date shall qualify or operate as disclosure against the Investor Warranties.

5 Additional Agreements.

5.1 Filing of Memorandum and Articles. The Company shall file the Memorandum and Articles with the Registrar of the Companies of the Cayman Islands as promptly as practicable following the Closing.

5.2 Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

6 Confidentiality.

6.1 Disclosure of Terms. The terms and conditions of this Agreement and any term sheet, memorandum of understanding, letter of intent or any other agreement entered into pursuant to the transactions contemplated hereby (including the other Investment Documents), all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except to the extent required by Law to be disclosed in the Company’s prospectus in connection with the Company’s proposed initial public offering or permitted in accordance with the provisions set forth below in this Section 6.

6.2 Permitted Disclosures by the Company. Notwithstanding the foregoing, the Company may, after the Closing, disclose the existence of the investment and the identity of the Investor to any Person in connection with the Company’s proposed initial public offering or the Company’s financing, in each case only where such Person is under non-disclosure obligations substantially similar to those set forth in this Section 6.

6.3 Permitted Disclosures by the Investor. Notwithstanding the foregoing and subject to any restriction under Law, the Investor shall be entitled to disclose the Financing Terms to any of its Affiliates, employees, any investor or potential investor in the Investor or its shareholders, or any professional advisors or financing sources on a reasonable-need-to-know basis and in each case only where such Persons are under non-disclosure obligations substantially similar to those set forth in this Section 6.

6.4 Legally Required Disclosure. In the event that any Party is requested by Governmental Authorities or becomes legally required by Law to disclose the existence of this Agreement or content of any of the Financing Terms, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. The Disclosing Party shall, to the extent possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

6.5 Press Releases, Etc. No press release or public announcements regarding the Investor’s investment in the Company as contemplated in this Agreement may be made by any Party in any press conference, professional or trade publication, marketing materials or otherwise to the general public (other than by the Company in any draft prospectus or other offering documents, road show documents or related marketing materials prepared for purposes of and in connection with the Company’s initial public offering) without the prior written consent of the other Parties.

6.6 Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby.

7 Indemnification.

7.1 Survival. The representations, warranties and covenants of the Investees and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement until the earlier of (a) the date that is eighteen (18) months after the Closing Date and (b) the date on which the Investor holds fifty percent (50%) or less of the Sale Shares; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the aforementioned period shall survive until such claim is finally and fully resolved.

7.2 Indemnity.

(a) Indemnification by the Investees. The Investees shall, jointly and severally, indemnify and hold harmless the Investor and, if applicable, the Investor’s Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Investor Indemnitee”), against any and all Indemnifiable Losses actually suffered or incurred by them, arising out of or resulting from:

(i) any breach of the Investee Warranties or any other certificate or document delivered by any of the Investees pursuant to this Agreement, other than those, if any, that have been waived in writing by the Investor; or

(ii) any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of any of the Investees set forth in this Agreement, other than those, if any, that have been waived in writing by the Investor.

(b) Indemnification by the Investor. The Investor agrees to indemnify and hold harmless any of the Investees, and, if applicable, their respective Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Investee Indemnitee”), against any and all Indemnifiable Losses actually suffered or incurred by them, arising out of or resulting from:

(i) any breach of the Investor Warranties or any other certificate or document delivered by the Investor pursuant to this Agreement, other than those, if any, that have been waived in writing by the Investees; or

(ii) any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of the Investor set forth in this Agreement, other than those, if any, that have been waived in writing by the Investees.

(c) For purposes of this Section, “Indemnifiable Losses” means, with respect to any Indemnitee, all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by an Indemnitee. For all purposes of this Section 7.2, “Indemnifiable Losses” shall be net of (i) any insurance or other recoveries payable to or received by an Indemnitee or its Affiliates in connection with the facts giving rise to the right of indemnification; and (ii) any Tax benefit available to the Indemnitee or its Affiliates arising in connection with the accrual, incurrence or payment of any such Indemnifiable Losses.

7.3 Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:

(a) an Indemnifying Party shall not be liable to an Indemnitee for any Indemnifiable Losses and no Party hereto shall be liable to any other Party hereto for any breach of this Agreement unless and only to the extent that the aggregate of Indemnifiable Losses for such Indemnifying Party incurred under this Agreement exceeds US$1,000,000; provided, however, that no losses may be claimed under Section 7.2 by any Indemnitee or shall be reimbursable by or shall be included in calculating the aggregate Indemnifiable Losses set forth above other than losses in excess of US$500,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;

(b) the maximum aggregate amount of Indemnifiable Losses that may be recovered by the Investor (together with the Investor Indemnitees) from an Indemnifying Party under this Agreement shall be US$3,500,000;

(c) an Indemnifying Party shall not have any liability under any provision of this Agreement or any other Investment Document for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any other Investment Documents;

(d) no breach by any Investee of any representation, warranty, covenant or agreement in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and no Investor Indemnitee shall have any claim or recourse against any of the Investees or their officers, directors, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach if the Investor Indemnitee had, prior to the execution of this Agreement, actual knowledge of such breach or the facts, matters, events or circumstances giving rise to such breach;

(e) an Indemnifying Party shall not be liable in respect of any claim for Indemnifiable Loss to the extent that such claim is attributable to, or such claim is increased as a result of, any legislation not in force at the date hereof or to any change of law, regulation, directive, requirement or administrative practice or any change in rates of tax, which in each case is not in force at the date hereof;

(f) no Indemnitee shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more claims for Indemnifiable Loss, and for this purpose recovery by (i) an Investor Indemnitee shall be deemed to be a recovery by each of the Investor Indemnitees and (ii) by an Investee Indemnitee shall be deemed to be a recovery by each of the Investee Indemnitees;

(g) if an Indemnifying Party pays to an Indemnitee an amount in discharge of a claim for Indemnifiable Loss and the Indemnitee or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (including any Tax authority) a sum which is referable to the matter giving rise to the claim or obtains a relief which is so referable, the Indemnitee shall forthwith repay to the Indemnitee:

(i) an amount equal to the sum recovered from the third party (or the value of the relief obtained, calculated by reference to the amount saved); or

(ii) if the figure resulting under paragraph (i) above is greater than the amount paid by the Indemnifying Party to the Indemnitee in respect of the relevant claim or the aggregate payments previously made by the Indemnifying Party in respect of all claims for Indemnifiable Loss by the Indemnitee, such lesser amount as shall have been so paid by the Indemnifying Party; and

(h) if, at any time, an Investor exercises its rights under Sections 12.1(b) (in connection with a Put Event described in Section 12.1(d)(ii)(1) or (4) of the Investor Rights Agreement) and/or 12.3 of the Investor Rights Agreement, then upon the consummation of a transfer of the Investor’s Shares under Section 12.1 thereof or a recovery from the Founder under Section 12.3 thereof, the Investor (and the Investor Indemnitees) shall have no right to seek indemnification under Section 7.2, specific performance under Section 7.5, or any other remedy at law or otherwise with respect to any breach, violation or non-performance of any representation, warranty, covenant or agreement contained in any of the Investment Documents (other than Sections 12.1 and 12.3 of the Investor Rights Agreement).

7.4 Procedure.

(a) An Indemnitee shall give the Indemnifying Party written notice (a “Notice”) of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Indemnifiable Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnitee shall receive notice of any action, audit, claim, demand or assessment (each, a “Claim”) against it which shall give rise to a claim for Indemnifiable Losses under this Section 7, within thirty (30) days of the receipt of such notice, the Indemnitee shall give the Indemnifying Party written notice of such Claim (a “Claim Notice”); provided, however, that the failure to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other liability it may have to any Indemnitee other than under this Section 7. The Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnitee within fifteen (15) days of the receipt of such Claim Notice from the Indemnitee. If the Indemnifying Party elects to undertake any such defense against a Claim, the Indemnitee may participate in such defense at its own expense. The Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such Claim or proceeding, the Indemnitee shall not pay, or permit to be paid, any part of such Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnitee for such Claim. If the Indemnitee assumes the defense of any such Claim or proceeding pursuant to this Section 7.4 and proposes to settle such Claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnitee shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Claim or proceeding.

(c) No claim shall be brought by any Indemnitee against the Indemnifying Party unless the Notice or Claim Notice, as the case may be, is delivered to the Indemnifying Party prior to the earlier of (a) the date that is eighteen (18) months after the Closing Date and (b) the date on which the Investor holds fifty percent (50%) or less of the Sale Shares.

7.5 Remedies. The Parties acknowledge and agree that following the Closing, the indemnification provisions of Section 7.2 shall be the sole and exclusive remedies of a Party for any breach by another Party of the representations and warranties in this Agreement and for any failure by such other Party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity. Each Party shall take all reasonable steps to mitigate its Indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Indemnifiable Losses.

8 Miscellaneous.

8.1 Availability of Legal Advice. The Parties acknowledge that each Party has had the opportunity to have the advice of their respective counsel. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

8.2 Conflict. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall prevail as among the Investor and the Sellers only, who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to cause the Company to amend the Memorandum and Articles so as to eliminate such inconsistency to the largest extent as permitted by Law.

8.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations herein may not be assigned by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the sole discretion of a Party); provided that the Investor may assign its rights and obligations herein to any Affiliate without such consent upon prior written notice to the other Parties. Nothing in this Agreement, express or implied (including the provisions of Section 7 relating to indemnified persons), is intended to confer upon any Person other than the Parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts transmitted by facsimile shall be deemed to be originals.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement, including those used in any schedules and exhibits hereto, are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party hereto to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next Business Day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at the following addresses (or at such other address as a party may designate by ten (10) days advance written notice to the other parties hereto):

if to the Company, to: 6/F Tower B, Corporate Square No. 35 Finance Street, Xicheng District Beijing 100032 P. R. China
Fax	:	+86 10 8809 1088
Attention	:	Mr. Eric Cheung

with a copy to:

Shearman & Sterling LLP 12th Floor, East Tower Twin Towers, B-12 Jianguomenwai Dajie Beijing 100022
Fax	:	+86 10 6563 6000
Attention	:	Alan Seem, Esq.

if to Happy Indian or Arctic Spring, to: c/o The Secretary PO Box 300 8034 Zurich Switzerland
Fax	:	+41 44 384 7201
Attention	:	Ms. Simone von Graffenried Simperl

if to the Investor, to: c/o 28/F CITIC Tower 1 Tim Mei Ave Central, Hong Kong
Fax	:	+852 2104 6623
Attention	:	Mr. Ben Yu

8.7 Finder’s Fee. Each Party represents that neither it nor its Affiliates will be obligated for any finder’s fee or commission in connection with the transactions contemplated hereby. The Investor agrees to indemnify and hold harmless the Investees from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives are responsible. The Investees agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which any Investee or any of its officers, employees or representatives is responsible.

8.8 Transaction Costs. Each Party shall be responsible for all costs and expenses incurred by such Party and its advisors in connection with the negotiation, preparation, execution and completion of this Agreement and the other Investment Documents and all transactions contemplated hereby and thereby; provided, however, that the Investor shall be liable to reimburse the Company for the fees and expenses (of not more than US$10,000) incurred in respect of counsel to the Company in connection with the issuance of the U.S. legal opinion referred to in Section 2.3(b)(x). If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

8.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Investor and the Investees. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

8.11 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural; all words in the plural number shall extend to and include the singular; and all words in any gender shall extend to and include all genders.

8.12 Entire Agreement. This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties hereto with respect to the subject matters hereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the Parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.13 Governing Law. This Agreement shall be governed by and construed under the laws of The State of New York, the United States of America, without regard to principles of conflicts of law thereunder.

8.14 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation. If within thirty (30) days following the date on which such written request is given the dispute cannot be resolved, the dispute shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force as at the date of this Agreement to the extent not conflicting with the provisions of this Section 8.14.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The claimant and the respondent shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of The State of New York and shall not apply any other substantive law.

(d) Each party hereto shall cooperate with the other parties in making full disclosure of and providing complete access to all information and documents requested by the other parties in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and each party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Each party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

[The remainder of this page has been left intentionally blank; signatures follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:	CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

	By:	/s/ Shengcheng Wang
Name:
Title:

Signature Page to Investment Agreement

SELLERS:	HAPPY INDIAN OCEAN LIMITED

	By:	/s/ RTC Administrator Limited
Name:
Title:

ARCTIC SPRING LIMITED

	By:	/s/ RTC Administrator Limited
Name:
Title:

Signature Page to Investment Agreement

INVESTOR:	TRUE WISE INVESTMENTS LIMITED

	By:	/s/ Haitao Zhang
Name:
Title:

Signature Page to Investment Agreement

SCHEDULE A

INVESTEE WARRANTIES

1. Corporate Status. Each of the Sellers and the Group Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Group Companies has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. True and complete copies of the current constituent documents of each of the Group Companies have been made available to the Investor.

2. Power and Authority; Authorization.

(a) Each of the Sellers and the Company has all necessary corporate power and authority to execute and deliver this Agreement and each other Investment Document to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and each other Investment Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Company.

(c) The adoption of the Memorandum and Articles has been duly authorized by all requisite corporate action of the Company and its Shareholders.

3. Enforceability.

(a) Each of the Investees has duly executed and delivered this Agreement and each other Investment Document to which such Investee is a party.

(b) Each of the Investment Documents to which an Investee is a party (assuming due authorization, execution and delivery of such Investment Documents by the Investor) constitutes the legal, valid and binding obligations of such Investee, enforceable against such Investee in accordance with their respective terms, except that enforcement thereof may be limited by (i) bankruptcy laws and insolvency laws and by other laws affecting the rights of creditors; or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies or general equity principles.

4. Non-Contravention. The execution, delivery and performance by each Investee of this Agreement and each other Investment Document to which such Investee is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both); or

SCH A-1

(b) result in the creation of any Lien or any obligation to create any Lien upon any of the properties or assets of the Investees (other than (i) the Liens as contemplated by this Agreement; or (ii) any Permitted Lien);

in each case under (A) any Law applicable to the Investees or any of their respective properties or assets, (B) the organizational documents of the Investees or (C) any Contract, or any other agreement or instrument to which an Investee is a party or by which any of its properties or assets may be bound, except in the case of (A) and (C), as would not materially or adversely affect the ability of such Investee to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the other Investment Documents, or otherwise have a Material Adverse Effect.

5. Capitalization.

(a) The authorized capital of the Company consists of (i) 900,000,000 ordinary shares with a par value of US$0.001 each, and (ii) 100,000,000 convertible redeemable Series A preferred shares with a par value US$0.001 each. Immediately prior to the Closing, the issued and outstanding shares in the capital of the Company are held by the Sellers as follows: (i) Happy Indian is the registered owner of 329,920 Ordinary Shares and 70,080 convertible redeemable Series A preferred shares, and (ii) Arctic Spring is the registered owner of 82,480 Ordinary Shares and 17,520 convertible redeemable Series A preferred shares.

(b) The authorized share capital of UIAL consists of 50,000 shares with a par value of US$1.00 each. Immediately prior to the Closing, all of the issued and outstanding shares in the capital of UIAL are owned by the Company.

(c) The Sale Shares have been duly authorized, validly issued, fully paid and non-assessable. The Sellers are or will at the Closing be (i) the sole legal owners of the Sale Shares free and clear of any Lien (except for the Liens contemplated by the Investment Documents), and (ii) entitled to transfer or procure the transfer of the Sale Shares on the terms of this Agreement.

(d) Upon the transfer in accordance with Section 2 of this Agreement and registration of the Investor in the register of members of the Company, the Investor will acquire good and valid title to the Sale Shares, representing 2.92% of the issued capital of the Company, free and clear of any Lien (except for the Liens contemplated by the Investment Documents).

(e) There are no preemptive rights or similar rights on the part of any Shareholder of the Company with respect to the share capital of the Company, other than any preemptive rights or similar rights under the Investment Documents. Except for the Liens contemplated by the Investment Documents, the share capital of the Company is free and clear of any Lien.

(f) Except for or as contemplated by the Investment Documents, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating the Investees or any other Person:

(i) to issue or sell, or cause to be issued or sold, any Equity Security of the Company; or

SCH A-2

(ii) to repurchase, redeem or otherwise acquire any outstanding Equity Security of the Company.

(g) The registered capital of the FIE is RMB50 million. All of the registered capital of the FIE has been contributed, such contribution has been duly verified by a certified accountants registered in the PRC, and the report of the certified accountants evidencing such verification has been registered with the relevant Governmental Authority. UIAL has obtained the Governmental Approvals from the relevant Government Authorities for acquiring 30% of the equity interests in the FIE originally held by Shenzhen Guang Er Gao Zhi Advertising Co. Ltd. 100% of the equity interest of the FIE is legally owned by UIAL. There are no resolutions pending to increase the registered capital of the FIE; there are no outstanding options, preemptive rights or other rights relating to the registered capital of the FIE.

6. No Share Option Plan. As of the date hereof, none of the Group Companies has adopted or implemented any other Share Option Scheme.

7. No Registration Rights. As of the date hereof, the Company has not conferred any registration rights with respect to any of its issued and outstanding securities on any other party.

8. Investments and Subsidiaries.

(a) Except for UIAL and the FIE, the Company has no other Subsidiaries and the Company does not own or control, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or any other Person.

(b) Other than the Investment Documents, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating any Group Company to purchase or acquire the ownership of any Equity Securities of any Person or to make investments in any Person.

9. Undisclosed Liabilities, Etc.

(a) None of the Group Companies has any borrowing Liability (or is a guarantor or otherwise contingently liable for any borrowing Indebtedness) for an amount in excess of US$50,000 except as (i) set forth in Section 9(a) of the Disclosure Schedule; (ii) reflected or reserved in the Financial Statements; (iii) incurred since March 31, 2008 during the Ordinary Course of Business, or (iv) which would not have a Material Adverse Effect.

(b) Except as disclosed in the Financial Statements or in the Draft F-1 Registration Statement, since March 31, 2008, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could become or result in a Material Adverse Effect.

10. Financial Information. (a) Section 10(a) of the Disclosure Schedule contains (i) the preamble opinion issued by the Company’s auditors in respect of the consolidated balance sheet of the Company as of December 31, 2007 and the related statement of income for the twelve-month period ended December 31, 2007 (the “Financial Statements”), and (ii) the unaudited interim condensed consolidated financial statements of the Company for the three-month period ended March 31, 2008 (the “Interim

SCH A-3

Financial Statements”). The Financial Statements were prepared in accordance with the US GAAP on a basis consistent with the past practices of the Group Companies. The Interim Financial Statements were prepared on the same basis as the Financial Statements.

(b) The books of account and other financial records of the Group Companies (i) are complete and correct in all material respects and do not contain any material inaccuracies or discrepancies, and (ii) have been maintained in accordance with all applicable Laws and on a consistent basis.

11. Absence of Changes. Except as disclosed in the Financial Statements and the Interim Financial Statements, since March 31, 2008, each of the Group Companies has conducted its business in the Ordinary Course of Business in all material respects.

12. Assets and Properties.

(a) To the Investees’ Knowledge, the Company has good and marketable title to all the properties and assets, whether real, personal or mixed and whether tangible or intangible, reflected as owned in the Financial Statements of the Company, except as would not have a Material Adverse Effect. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than (i) those of the lessors of such property or assets; (ii) Permitted Liens; or (iii) those that would not have any Material Adverse Effect.

(b) To the Investees’ Knowledge, the FIE has maintained its properties and assets in good repair, working order and operating condition in all material respects subject only to ordinary wear and tear, and all such tangible assets are adequate and suitable in all material respects for the purpose for which they are presently being used.

(c) The FIE does not own any real property. The FIE leases all real properties necessary to conduct its business and operations as presently conducted. The leased properties are adequate for the conduct of the business of the FIE as presently conducted. To the Investees’ Knowledge, except as set forth in Section 12(c) of the Disclosure Schedule, each of the Leases is legal, valid, binding, in full force and effect and enforceable against each party thereto. To the Investees’ Knowledge, the FIE is not in material default, violation or breach under any Leases. The FIE has good title to its leasehold interest subject to no Lien other than (i) Permitted Liens; or (ii) those arise in the Ordinary Course of Business and which do not materially impair the FIE’s leasehold interest or use of such leased property or assets.

13. Contracts.

(a) Other than (i) the Investment Documents; and (ii) Contracts entered into in the Ordinary Course of Business, neither the Company nor UIAL is a party to any Contracts that involve obligations (contingent or otherwise) of, or payments to, the Company or UIAL in excess of US$100,000.

(b) Except as disclosed in Section 13(b) of the Disclosure Schedule, the FIE has no Contract that is in force on the date hereof to which the FIE is a party or by which any of its properties or assets may be bound or affected, that require the payment by or to the

SCH A-4

FIE of aggregate amounts in excess of US$1,000,000 on the date hereof or that have resulted in an obligation for the FIE to pay, or the right for the FIE to receive, aggregate amounts in excess of US$2,000,000, and that is material to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the FIE (each, a “Major Contract” and, collectively, the “Major Contracts”).

(c) None of the Material Contracts to which the FIE is a party materially restricts the right of the FIE to carry on or continue the Business in the normal course.

14. Intellectual Property.

(a) Except as set forth in Section 14(a) of the Disclosure Schedule, the Group Companies own or possess sufficient legal rights to all material service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and other intellectual properties (collectively referred to herein as the “Intellectual Property”) as are necessary to the conduct of their businesses as now conducted and as presently proposed to be conducted. Except as set forth in Section 14(a) of the Disclosure Schedule, to the Investees’ Knowledge, no such Intellectual Property is being infringed by third parties.

(b) To the Investees’ Knowledge, all material licenses pursuant to which the Group Companies are currently using the Intellectual Property of third parties (the “Intellectual Property Licenses”) are in full force and effect in accordance with their terms, and are free and clear of any Liens, other than Permitted Liens. The Group Companies are not in default under any Intellectual Property License, and, to the Investees’ Knowledge, no such default is currently threatened, in each case, except such default as would not have a Material Adverse Effect.

(c) To the Investees’ Knowledge, the conduct by the Group Companies of the Business does not infringe the rights of any third party in respect of any Intellectual Property nor, to the Investees’ Knowledge, have the Group Companies received any written communication that a claim or demand has been made, or threatened to be made to this effect.

(d) Except as set forth in Section 14(d) of the Disclosure Schedule, the FIE owns no registered trademark.

15. Related Party Transactions. Except as disclosed in Section 15 of the Disclosure Schedule and in the Financial Statements, there are no material Contracts or transactions (other than the Investment Documents and the transactions contemplated hereby and thereby) that are in force on the date hereof, between any of the Group Companies, on the one hand, and any Related Party, on the other hand.

16. Insurance. All insurance policies maintained at present by or on behalf of any of the Group Companies with an insured amount of more than US$100,000 are in full force and effect, and all premiums due thereon have been paid. To the Investees’ Knowledge, each of the Group Companies has complied in all material respects with the terms and provisions of such policies.

SCH A-5

17. Litigation. Except as set forth in Section 17 of the Disclosure Schedule, there is no action, suit or proceeding by any Person pending or, to the Investees’ Knowledge, threatened against (i) the Founder or (ii) any of the Group Companies or any of their respective directors or officers before any Governmental Authority that would have a Material Adverse Effect.

18. Tax and Others.

(a) Except (i) as disclosed in Section 18(a) of the Disclosure Schedule or the Financial Statements; or (ii) for matters that would not have a Material Adverse Effect, to the Investees’ Knowledge, each of the Group Companies has timely filed all Tax Returns and reports as required by Law (taking into account any extension of time to file granted or obtained). Such Tax Returns are true and correct in all material respects. All Taxes actually assessed against any of the Group Companies (whether or not shown on any Tax Return) have been paid in a manner customary for companies similarly situated save where the latest time for payment has not arisen.

(b) There has been no material deficiency for Taxes assessed in writing against any of the Group Companies by any taxing authority and no circumstances exist, to the Investees’ Knowledge, to form the basis for such a claim which would have a Material Adverse Effect.

(c) Except for matters that would not have a Material Adverse Effect, none of the Group Companies has incurred, assumed or been claimed to be responsible for any social security or environmental liabilities or obligations, actual or contingent, in connection with or arising from its entry into or consummation of the transactions contemplated hereby.

19. Legal Compliance.

(a) Section 19 of the Disclosure Schedule attached hereto contains a complete and correct list of all Governmental Approvals held by the Group Companies material to the conduct of their Business and the termination or expiration date of each such Governmental Approval. No other Governmental Approval is necessary for, or otherwise material to, the conduct of such business, and all such Governmental Approvals are valid and subsisting and have not been cancelled, terminated or become void or terminable for any reason.

(b) Except as would not have a Material Adverse Effect, to the Investees’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time): (i) may constitute or result in a violation by any of the Group Companies, or a failure on the part thereof to comply with, any Law in any material respect; or (ii) may give rise to any material obligation on the part of any of the Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Group Companies has received any written notice or other written communication from any Governmental Authority regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Law, which has not been cured and would have a Material Adverse Effect; or (y) any actual, alleged, possible or potential obligation on the part of any of the Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature which would have a Material Adverse Effect.

(c) Each of the Group Companies has complied with all Laws, except where such failure to comply would not individually or in the aggregate result in a Material Adverse Effect. None of the Group Companies has received any written notice or had knowledge of any claim alleging such failure to comply.

SCH A-6

20. Employees, Labor Matters, Etc.

(a) There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of the Group Companies.

(b) There are no written employment or consultancy agreements with respect to any employee of any of the Group Companies that cannot be terminated by such Group Company by giving notice of three (3) months or less to the other parties to such agreements without giving rise to any claim for damages or compensation beyond such notice period, except as required otherwise under applicable PRC labor and employment-related Laws.

21. Broker. None of the Group Companies has any Contract with any investment banker, broker, finder, consultant, agent or other intermediary for any potential broker or finder fees with respect to the transactions contemplated by this Agreement.

22. Disclaimer. Except as set forth in this Schedule A, none of the Investees, the Group Companies or any of their respective Affiliates, officers, directors, employees or Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Investees, the Group Companies or their respective properties and assets, including as to (i) merchantability or fitness for any particular use or purpose; or (ii) the probable success or profitability of the Business after the Closing; and (b) other than the indemnification obligations of the Investees set forth in Section 7.2 of the Agreement, none of the Investees, the Group Companies, or any of their respective Affiliates, officers, directors, employees or Representatives will have or be subject to any liability or indemnification obligation to the Investor or to any other Person resulting from the distribution to the Investor, its Affiliates or Representatives of, or the Investor’s use of, any information relating to the Business, including any information, documents or material made available to the Investor, whether orally or in writing, in discussions with management, responses to questions submitted by or on behalf of the Investor, or in any other form in expectation of the transactions contemplated by this Agreement and the other Investment Documents.

SCH A-7

SCHEDULE B

INVESTOR WARRANTIES

1. Status. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

2. Power and Authority.

(a) The Investor has all requisite power and authority to execute and deliver this Agreement and each other Investment Document to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and each other Investment Document to which the Investor is a party, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Investor.

3. Enforceability.

(a) The Investor has duly executed and delivered this Agreement and each other Investment Document to which it is a party.

(b) Each of the Investment Documents to which the Investor is a party (assuming due authorization, execution and delivery of such Investment Documents by the applicable Investees) constitutes the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except that enforcement thereof may be limited by: (i) bankruptcy, insolvency, fraudulent transfer, reorganization and moratorium laws and by other similar laws of general applicability relating to or affecting the rights of creditors; or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies or general equity principles.

4. Non-Contravention. The execution, delivery and performance by the Investor of this Agreement and each other Investment Document to which the Investor is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, or result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both) under (i) any Law applicable to the Investor or any of its properties or assets; or (ii) the organizational documents of the Investor.

5. Litigation. There is no action, suit or proceeding by or against the Investor pending or, to the Investor’s knowledge, threatened, which could affect the legality, validity or enforceability of this Agreement or any other Investment Document to which the Investor is a party, or the consummation of the transactions contemplated hereby or thereby.

SCH B-1

6. Broker. The Investor has no Contract with any investment banker, broker, finder, consultant, agent or other intermediary for any potential broker or finder fees with respect to the transactions contemplated by this Agreement.

7. Financing. The Investor has sufficient immediately available funds to pay, in cash, its portion of the Aggregate Purchase Price and all other amounts payable pursuant to this Agreement and the other Investment Documents or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

8. Restricted Securities.

(a) The Investor is acquiring the Sale Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than compliance with all Laws, including United States federal securities laws. The Investor agrees that the Sale Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Investor is able to bear the economic risk of holding the Sale Shares for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b) The Investor understands that the Sale Shares are characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this regard, the Investor represents that it is familiar with Rule 144 promulgated by the SEC under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

9. Legends. The Investor acknowledges that each certificate evidencing the Sale Shares issued pursuant to this Agreement may bear the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AS IN EFFECT FROM TIME TO TIME (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO ANY UNITED STATES PERSON EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”; and

(b) any legend required by any other applicable securities laws.

SCH B-2

10. Investees’ Warranties. The Investor hereby acknowledges and agrees that (a) other than the representations and warranties made by the Investees in Schedule A, none of the Investees, the Group Companies or any of their respective Affiliates, officers, directors, employees or Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Investees, the Group Companies or their respective properties and assets, including as to (i) merchantability or fitness for any particular use or purpose; or (ii) the probable success or profitability of the Business after the Closing; and (b) other than the indemnification obligations of the Investees set forth in Section 7.2 of the Agreement, none of the Investees, the Group Companies, or any of their respective Affiliates, officers, directors, employees or Representatives will have or be subject to any liability or indemnification obligation to the Investor or to any other Person resulting from the distribution to the Investor, its Affiliates or Representatives of, or the Investor’s use of, any information relating to the Business, including any information, documents or material made available to the Investor, whether orally or in writing, in discussions with management, responses to questions submitted by or on behalf of the Investor, or in any other form in expectation of the transactions contemplated by this Agreement and the other Investment Documents.

SCH B-3

SCHEDULE C

SELLERS’ BANK ACCOUNTS

SCH C

SCHEDULE 2.3(a)(iii)

CLOSING CERTIFICATE

This certificate is being delivered to China Mass Media International Advertising Corp., Happy Indian Ocean Limited and Arctic Spring Limited (the “Investees”) pursuant to Section 2.3(a) of the Investment Agreement dated as of June 24, 2008, by and among the Investees and True Wise Investments Limited (the “Investor”) (the “Investment Agreement”). Unless otherwise specifically defined herein, capitalized terms used in this certificate have the same meanings given to them in the Investment Agreement.

The undersigned hereby certifies that:

1. attached hereto as Annex 1 is a true and correct copy of the resolutions of the board of directors and the shareholders of the Investor authorizing the execution and delivery of, and performance of the Investor’s obligations under, the Investment Documents and the consummation of the transactions contemplated thereby;

2. the Investor has performed and complied, in all material respects, with all covenants, undertakings, agreements, obligations and conditions contained in the Investment Agreement that are required to be performed or complied with by it on or prior to the Closing.

This certificate may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one single instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

SCH 2.3(A)

IN WITNESS WHEREOF, this certificate has been signed this      day of June, 2008.

TRUE WISE INVESTMENTS LIMITED

By:
Name:
Title:

SCH 2.3(A)

SCHEDULE 2.3(b)(vi)

CLOSING CERTIFICATE

This certificate is being delivered to True Wise Investments Limited (the “Investor”) pursuant to Section 2.3(b) of the Investment Agreement dated as of June 24, 2008, by and among China Mass Media International Advertising Corp. (the “Company”), Happy Indian Ocean Limited, Arctic Spring Limited and the Investor (the “Investment Agreement”). Unless otherwise specifically defined herein, capitalized terms used in this certificate have the same meanings given to them in the Investment Agreement.

Each of the undersigned hereby certifies that:

1. attached hereto as Annex 1 are true and correct copies of the resolutions of the board of directors and the shareholders of the Company and each of the Sellers authorizing the execution and delivery of, and performance of the Company’s and the Sellers’ obligations under, the Investment Documents and the consummation of the transactions contemplated thereby;

2. each of the Investees has performed and complied, in all material respects, with all covenants, undertakings, agreements, obligations and conditions contained in the Investment Agreement that are required to be performed or complied with by it on or prior to the Closing.

This certificate may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one single instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

SCH 2.3(B)

IN WITNESS WHEREOF, this certificate has been signed this      day of June, 2008.

CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

By:
Name:
Title:

HAPPY INDIAN OCEAN LIMITED

By:
Name:
Title:

ARCTIC SPRING LIMITED

By:
Name:
Title:

SCH 2.3(B)

EXHIBIT A

DISCLOSURE SCHEDULE

This Disclosure Schedule has been prepared and delivered in connection with the Investment Agreement (the “Agreement”), dated as of June 24, 2008, by and among the Investor and the Investees. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

The information provided in this Disclosure Schedule is being provided solely for the purpose of making disclosures to the Investor under the Agreement. In disclosing this information, the Investees expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed herein.

Information referred to in Part I of this Disclosure Schedule that is reasonably relevant to any sections of Schedule A to the Agreement shall be deemed to be disclosed with respect to such sections. The exceptions set forth in Part II of this Disclosure Schedule are arranged by section number and shall qualify (a) the corresponding section of Schedule A to the Agreement and (b) each other section of Schedule A to the Agreement to which such exceptions may reasonably be regarded as being relevant. The inclusion of an item in this Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect. Certain matters are set forth in this Disclosure Schedule for informational purposes only and may not be required to be listed herein by the terms of the Agreement. It is acknowledged that copies of the Material Contracts listed in Section 13(b) in Part II of this Disclosure Schedule have not been provided to the Investor, and the Investor shall not be deemed to have knowledge of the contents of such Contracts. No representation or warranty is given by the Investor as to the accuracy or completeness of the information in this Disclosure Schedule. No dollar amount referenced herein is indicative of what is or is not material to the Investees or any of the Group Companies. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and nothing in this Disclosure Schedule shall constitute an admission of any liability or obligation of the Investees to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

Titles and headings used herein are for reference purposes only and shall not in any manner affect the construction of this Disclosure Schedule or limit or expand the scope of the information required to be disclosed herein.

I.	General Disclosures.

The Investor shall be deemed to have full knowledge of:

(a)	all correspondence, documents and other written information delivered, sent, given to (or made available for inspection by) the Investor prior to the date hereof, and any matter referred to therein;

Exhibit A-1

(b)	any information which would be revealed upon an inspection or search (whether or not made) of any document, register or record which may be inspected by the public and maintained by, or information which is available upon enquiry (whether or not made) of, or otherwise from, any register or records of, or maintained by, any Governmental Authority which might be relevant to the Group Companies and which was, or could have been, searched or reviewed by or on behalf of the Investor;

(c)	any matter specifically referred to in the Investment Documents or in any document referred to therein;

(d)	any matter which would be revealed by an inspection (whether or not made) of any of (i) the minute books in respect of the Group Companies and (ii) the statutory registers of the Group Companies; and

(e)	all matter which is in the public domain.

II.	Specific Disclosures.

Without limiting the generality of the foregoing, the Investor’s attention is drawn to the following matters which have been set out against those numbered paragraphs of Schedule A to the Agreement to which they most obviously relate:

Section 6 – Share Option Plan

None of the Group Companies has adopted or implemented any Share Option Scheme as of the date hereof. However, the Company intends to adopt an equity incentive plan prior to the completion of its initial public offering. Please see the discussion of the 2008 Equity Incentive Plan in the Draft F-1 Registration Statement for further information with respect to this plan.

Section 7 – Registration Rights

None, except as contemplated by the Investor Rights Agreement dated as of the date hereof.

Section 9(a) – Indebtedness

None.

Section 10 – Financial Statements

See Annex A.

Exhibit A-2

Section 12 – Real Property

1.	Lease Agreement, effective as of January 1, 2008, entered into by and between Beijing Guang’er Gaozhi Film and Television Production Company Ltd. ( , “Guang Er Gao Zhi FTP”) and the FIE, pursuant to which the FIE rented Rm. 620, 621, 623 and 624 as its office in Beijing with a term from 1 January 2008 to 1 January 2018. Please also see the description of this lease in item 4 of Section 15 of this Disclosure Schedule.

2.	Lease Agreement, effective as of January 1, 2008, entered into by and between Mr.Wang Zhiyi and the FIE, pursuant to which the FIE rented Rm. 627, 628, 629, 630 and 631 as its office in Beijing with a term from 1 January 2008 to 1 January 2018. Please also see the description of this lease in item 5 of Section 15 of this Disclosure Schedule.

3.	Lease Agreement, effective as of January 1, 2008, entered into by and between Mr. Ren Zhigang and the FIE, pursuant to which the FIE rented Rm. 1014B as its office in Shenzhen with a term from January 1, 2008 to December 31, 2008

Section 12(a) – Assets and Properties

Please see the discussion with respect to the “ MMIA” trademark set forth in items 1 to 3 of Section 14(d) of this Disclosure Schedule, and Sections 12(c) and 19 of this Disclosure Schedule.

Section 12(c) – Leases

House Tenancy Registration for the leases described in items 1 and 2 of Section 12 of this Disclosure Schedule has not been completed. The FIE has completed its House Tenancy Registration for the lease described in item 3 of Section 12 of this Disclosure Schedule.

Section 13(b) – Material Contracts

1.	Assets Transfer Agreement dated as of December 29, 2007 and the supplementary agreement dated as of February 5, 2008 entered into by and between Mass Media International Advertising Co., Ltd. ( ) and the FIE pursuant to which Mass Media International Advertising Co., Ltd. transferred to the FIE its fixed assets and intangible assets as listed in Appendix I to the Assets Transfer Agreement. Please also see the description of this contract in item 1 of Section 15 of this Disclosure Schedule.

2.	The FIE entered into service agreements or arrangements respectively with (i) PriceWaterhouseCoopers; (ii) Commerce and Finance Law Offices; and (iii) Shearman & Sterling LLP in connection with the Company’s initial public offering.

3.	Advertising Agreement with Guang Er Gao Zhi FTP dated as of January 22, 2008 (for the term January 1, 2008 through December 31, 2008), pursuant to which the Group Companies have the exclusive right to promote sales and marketing with respect to advertising spots Guang Er Gao Zhi FTP obtains from China Central Television (“CCTV”).

Exhibit A-3

4.	General framework agreements with Guang Er Gao Zhi FTP dated as of December 20, 2007. Please see item 2 of Section 15 of this Disclosure Schedule for further information regarding these agreements.

5.	Share Equity Purchase Agreement between UIAL and Shenzhen Guang Er Gao Zhi Co. Ltd. ( ) for the purchase of 30% interest in the FIE dated as of January 9, 2008.

6.	Advertising Agreement between the FIE and “ ” dated as of December 19, 2007 (for the term December 31, 2007 through December 28, 2008).

7.	Advertising Agreement between the FIE and Shenzhen Hasee Computer Co. Ltd. (BTTB2008-01+) dated as of December 14, 2007 (for the term December 31, 2007 through December 28, 2008).

8.	Advertising Agreement between the FIE and “ ” dated as of December 22, 2007 (for the term December 31, 2007 through December 28, 2008).

9.	Advertising Agreement between the FIE and Shenzhen Hasee Computer Co. Ltd. (BTTB2008-02+) dated as of December 14, 2007 (for the term December 31, 2007 through December 28, 2008).

10.	Advertising Agreement between the FIE and “ ” dated as of December 17, 2007 (for the term December 31, 2007 through December 28, 2008).

11.	Advertising Agreement between the FIE and “ ” dated as of December 14, 2007 (for the term December 31, 2007 through December 28, 2008).

12.	Advertising Agreement between the FIE and “ ” dated as of December 13, 2007 (for the term December 31, 2007 through December 28, 2008).

13.	Advertising Agreement between the FIE and “ ” dated as of December 14, 2007 (for the term December 31, 2007 through December 28, 2008).

14.	Advertising Agreement between the FIE and “ ” dated as of December 29, 2007 (for the term May 19, 2008 through April 5, 2009).

15.	Advertising Agreement between the FIE and “ ” dated as of December 9, 2007 (for the term January 1, 2008 through December 31, 2008).

16.	Advertising Agreement between the FIE and “ ” dated as of February 14, 2008 (for the term January 1, 2008 through December 31, 2008).

Exhibit A-4

17.	Advertising Agreement between the FIE and Chinaseppe (Beijing) Advertising Co., Ltd. dated as of March 26, 2008 (for the term January 1, 2008 through December 31, 2008).

18.	Advertising Agreement between the FIE and “ ” dated as of December 25, 2007 (for the term January 1, 2008 through December 31, 2008).

19.	Advertising Agreement between the FIE and “ ” dated as of May 6, 2008 (for the term May 19, 2008 through March 15, 2009).

20.	Advertising Agreement between the FIE and CCTV effective as of January 1, 2007 (for the term January 1, 2007 through December 31, 2009).

21.	Advertising Agreement between the FIE and CCTV effective as of January 1, 2007 (for the term January 1, 2007 through December 31, 2009).

22.	See also the agreements referenced in Sections 12 and 15 of this Disclosure Schedule and the contracts described in the Draft F-1 Registration Statement (in particular, those described in the “Our Business” and “Related Party Transactions” sections, in notes 2(h), 13 and 14 to the combined financial statements and in notes 2(c), 13 and 14 to the unaudited interim condensed combined financial statements).

Section 14(a) – Intellectual Property

Please see Section 14(d), below and the discussion of intellectual property in the “Risk Factors” section of the Draft F-1 Registration Statement.

Section 14(d) – Owned Registered Trademarks

1.	Currently Mass Media International Advertising Co., Ltd. is in the process of applying to register the trademark “ MMIA” under categories 16 and 35 with the Trademark Office of the State Administration for Industry and Commerce and undertakes to transfer such trademark to the FIE immediately after it has been registered. After the registration of such trademark and before such trademark is transferred to the FIE, the FIE and its holding companies and subsidiaries are entitled to use such trademark for free. The FIE is aware that a number of enterprises in the PRC use the Chinese characters of “ ” in their company names.

2.	As of the date of the Agreement, the application to register the trademark of Mass Media International Advertising Co., Ltd. under category 41 has been approved by the Trademark Office of State Administration for Industry and Commerce and such trademark is valid from 2007 to 2017. Mass Media International Advertising Co., Ltd. is the current owner of the trademark and has an undertaking pursuant to the Assets Transfer Agreement described in item 1 to Section 13(b) of this Disclosure Schedule to transfer ownership to the FIE.

3.	Please also see the discussion in the “Risk Factors” section of the Draft F-1 Registration Statement for further information with respect to the trademark.

Exhibit A-5

Section 15 – Related Party Transactions

1.	Guang Er Gao Zhi FTP is an advertising agency 50% owned by CCTV and 50% beneficially owned by the immediate family members the Founder. Guang Er Gao Zhi FTP is not controlled by the Company, the Founder or his immediate family members. The Group Companies paid RMB 0.4 million and RMB 2.6 million in the years ended December 31, 2005 and 2006, respectively, to Guang Er Gao Zhi FTP in connection with obtaining certain advertising time slots from Guang Er Gao Zhi FTP on behalf of advertising clients. Such advertising time slots were obtained by Guang Er Gao Zhi FTP from CCTV.

2.	In December 2007, the Group Companies entered into a framework agreement with Guang Er Gao Zhi FTP under which they obtained a right of first refusal with respect to any advertising time slots that Guang Er Gao Zhi FTP has obtained, or will obtain, from CCTV or any local television networks for a term of four years. Once Guang Er Gao Zhi FTP notifies the Group Companies that it has obtained the advertising right to a specific television program, they are required to inform Guang Er Gao Zhi FTP within seven days of receipt of such notice whether to exercise the right of first refusal. If the Group Companies decide to exercise our right of first refusal for specific programs, they and Guang Er Gao Zhi FTP will enter into a separate agency contract in connection with such programs. Under this arrangement, the Group Companies have contracted with Guang Er Gao Zhi FTP to obtain the advertising rights to a number of programs on CCTV in 2008, including First News on Channel 2 and China News, Chinese World, World Update, Viewer’s Guide and various periodic sporting and financial news programs on Channel 4. For the First News program on CCTV Channel 2, the Group Companies have a guaranteed minimum payment of RMB 141,120 per day for each day the First News program is broadcast. For the various programs on Channel 4, the Group Companies will pay a fixed amount of advertising revenues plus a fee to Guang Er Gao Zhi FTP and retain any remaining amount generated from our sales as our commissions. The Group Companies have paid a deposit of RMB 1.0 million under this contract, and the fee owed to Guang Er Gao Zhi FTP as of March 31, 2008 was RMB 51.4 million (US$7.3 million).

3.	In addition, in the first quarter of 2008, the Group Companies provided advertising agency services to Guang Er Gao Zhi FTP’s clients under a number of contracts that Guang Er Gao Zhi FTP had entered into with the clients prior to its execution of the framework agreement discussed in item 2, above, for which the Group Companies charged a fee of RMB 1.3 million (US$0.2 million).

4.	From 2005 to 2007, Guang Er Gao Zhi FTP allowed the Group Companies to use part of its office space at no charge. The Group Companies recorded the rent expense for the space used at market price and treated it as contribution from a related party. The Group Companies recorded related contributions of RMB 2.0 million (US$0.3 million) in each of the years ended December 31, 2005, 2006 and 2007. In January 2008, the FIE entered into a lease agreement with Guang Er Gao Zhi FTP for Rm. 620, 621, 623 and 624 at a rent of approximately RMB 1.9 million (US$0.3 million) per year, for a term of ten years. Please also see the description of this lease in item 1 of Section 12 of this Disclosure Schedule.

Exhibit A-6

5.	The FIE paid RMB 2.0 million (US$0.3 million) in each of the years ended December 31, 2005, 2006 and 2007 to Mr. Wang Zhiyi, the Founder’s father, in connection with the lease of our principal office space in Beijing from Mr. Wang Zhiyi. This lease was terminated in December 2007 and the FIE entered into a lease with Mr. Wang Zhiyi with respect to Rm. 627, 628, 629, 630 and 631 as our principal office space in Beijing in January 2008 for a term of ten years at a rent of approximately RMB 1.9 million (US$0.3 million) per year. The FIE intends to purchase such properties from Mr. Wang Zhiyi on an arm’s-length basis at their fair market value. Please also see the description of this lease in item 2 of Section 12 of this Disclosure Schedule.

6.	Under an asset transfer agreement between Mass Media International Advertising Co., Ltd. (“Mass Media”) and the FIE, dated December 29, 2007, Mass Media transferred to the FIE certain of its assets relating to the television advertising business for RMB 21.6 million (US$3.1 million), including fixed assets and copyrights to over 100 public service announcements Mass Media has produced. Mass Media also agreed to transfer the relevant trademarks used in the business to the FIE when the Trademark Bureau approves the trademark applications. The remaining assets and liabilities of Mass Media, including liabilities owed to CCTV in an amount of RMB 368.2 million (US$52.5 million) relating to advertising revenues generated for CCTV and the cash needed to settle those liabilities in an amount of RMB 370.8 million (US$52.9 million) as of December 31, 2007, were retained by Mass Media. Effective from December 31, 2007, Mass Media is no longer part of the Group Companies and will not be involved in the Group Companies’ continued business operations.

7.	In the three months ended March 31, 2008, the Group Companies provided advertising agency services to Mass Media’s clients under the three remaining contracts of Mass Media that had not been transferred to the Group Companies, for which the Group Companies charged a fee of RMB 2.0 million (US$0.3 million).

8.	The Founder, his spouse and his parents entered into a non-competition agreement with the FIE in January 2008. Under such agreement, none of the Founder, his spouse or his parents may (i) directly or indirectly engage or invest in any business that directly or indirectly competes with the FIE, (ii) directly or indirectly solicit, or assist in soliciting, the FIE’s clients or potential clients other than on behalf of the FIE or (iii) directly or indirectly solicit, or assist in soliciting, or cause any of the FIE’s employees to terminate their employment with the FIE, until the earliest of such time as the Founder no longer holds at least 20% of the Company’s outstanding shares or such time as securities representing the Company’s share capital are no longer publicly listed on a stock exchange. In addition, the Founder and his spouse and parents are required to refer to the FIE any new business opportunities relating to advertising of which they become aware, and the FIE has a right of first refusal to such business opportunities.

Exhibit A-7

9.	See also the contracts described in items 1, 3, 4, 5, 20 and 21 of Section 13(b) of this Disclosure Schedule and the “Related Party Transactions” sections of the Draft F-1 Registration Statement for further information with respect to related party transactions.

Section 17 – Litigation

On April 16, 2008, the FIE received a subpoena from the Shenzhen Municipal Futian District Court (“Court”) as the defendant of a commercial legal dispute. A customer of the FIE complained to the Court alleging that due to some of the advertisements it has contracted with the FIE to be broadcast in February 2008 were not broadcast. The customer applied to the Court to cancel the advertising contract (BTTB2008-01+) signed with the FIE and demanded for a compensation of RMB 1,664,327. The Group Companies considered that the FIE did not violate any terms of the corresponding advertising contract and no missing advertisements were noted according to broadcasting report issued by a research company authorized by CCTV. The Court has extended the first hearing until mid-June of 2008.

On April 16, 2008, the FIE received a subpoena from the Shenzhen Municipal Futian District Court (“Court”) as the defendant of a commercial legal dispute. A customer of the FIE complained to the Court alleging that due to some of the advertisements it has contracted with the FIE to be broadcast in February 2008 were not broadcast. The customer applied to the Court to cancel the advertising contract (No: BTTB2008-02+) signed with the FIE and demanded for a compensation of RMB 1,664,327. The Group Companies considered that the FIE did not violate any terms of the corresponding advertising contract and no missing advertisements were noted according to broadcasting report issued by a research company authorized by CCTV. The Court has extended the first hearing until mid-June of 2008.

Although the Group Companies cannot predict with certainty the results of the litigations, the Group Companies believe that the final outcome of the litigations will not have a material adverse effect on their business, financial condition and results of operations.

Please also see the “Legal Contingencies” section of the Draft F-1 Registration Statement for further information.

Section 18(a) – Tax Returns

Please see the discussion with respect to taxes, including recent changes to the PRC’s tax laws, set forth in the Draft F-1 Registration Statement.

Exhibit A-8

Section 19 – Governmental Approvals

1.	The FIE has obtained the following Governmental Approvals material to the conduct of its Business:

No.	List of Governmental Approvals	Valid Term
1.	Approval of Equity Transfer regarding Mass Media & Universal International Advertising Co., Ltd. issued by Shenzhen Bureau of Trade and Industry dated on May 28, 2008	N/A

2.	Certificate of Approval for Establishment with Foreign-funded Enterprises issued by Shenzhen Government dated on May 29, 2008	N/A

3.	Business License issued by Shenzhen Administration for Commerce and Industry dated on June 3, 2008	From August 14, 2006 to August 14, 2026

4.	Organization Code Certificate issued by Shenzhen Quality and Technical Supervision	From August 31, 2006 to August 30, 2010

5.	Foreign Exchange Registration Certificate issued by State Administration of Foreign Exchange Shenzhen Branch dated on September 5, 2006	Foreign Exchange Registration Certificate is subjected to the annual inspection. The valid period is one year.

6.	Financial Registration for Enterprises with Foreign Investment issued by Shenzhen Finance Bureau dated on September 26, 2006	From August 14, 2006 to August 14, 2026

7.	Tax Registration Certificate issued by Shenzhen State Taxation Bureau dated on September 4, 2006	N/A

8.	Tax Registration Certificate issued by Shenzhen Local Taxation Bureau dated on September 4, 2006	N/A

2.	The FIE is in the process of apply for issuing a new Organization Code Certificate, Foreign Exchange Registration Certificate, Financial Registration Certificate and Tax Registration Certificate, which are required as a result of the FIE obtaining approval from the relevant Governmental Authority to become a wholly owned enterprise of UIAL.

3.	Please also see Sections 12(c), 14(a), 14(d) and 17 of this Disclosure Schedule and the discussion in the “Risk Factors” section of the Draft F-1 Registration Statement.

Exhibit A-9

ANNEX A

Preamble Opinion, Financial Statements and Interim Financial Statements

As set forth in the Draft F-1 Registration Statement.

Exhibit A-10

EXHIBIT B

FORM OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Exhibit B

EXHIBIT C

FORM OF INVESTOR RIGHTS AGREEMENT

Exhibit C